EXHIBIT 99.1

                   Global Crossing Extends Bidding Deadline

FOR IMMEDIATE RELEASE:  MONDAY, JUNE 17, 2002
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Madison, NJ -- In accordance with the bidding procedures order originally approved by the United States Bankruptcy Court for the Southern District of New York, Global Crossing announced today that it has set the deadline for receipt of bids from potential investors at 3:00 P.M. (Eastern Daylight Time) on July 11, 2002. The date and time for the auction to determine the winning bidder will take place at 10:00 A.M. (Eastern Daylight Time) on July 24, 2002. The auction will take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153.

"We are extending the deadline in order to allow the company to coordinate potential sales of its non-core businesses with the auction process for the entire company," said John Legere, chief executive officer of Global Crossing.

ABOUT GLOBAL CROSSING

Global Crossing provides telecommunications solutions over the world's first integrated global IP-based network, which reaches 27 countries and more than 200 major cities around the globe. Global Crossing serves many of the world's largest corporations, providing a full range of managed data and voice products and services. Global Crossing operates throughout the Americas and Europe, and provides services in Asia through its subsidiary, Asia Global Crossing.

On January 28, 2002, certain companies in the Global Crossing Group (excluding Asia Global Crossing and its subsidiaries) commenced Chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York and coordinated proceedings in the Supreme Court of Bermuda.

Please visit www.globalcrossing.com or www.asiaglobalcrossing.com for more information about Global Crossing and Asia Global Crossing.

                                # # #

Statements made in this press release that state Global Crossing's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Global Crossing's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; possible reductions in demand for our products and services due to competition or changes in industry conditions; changes in the nature of telecommunications regulation in the United States and other countries; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in Global Crossing's filings with the Securities and Exchange Commission.

CONTACT GLOBAL CROSSING:
Press Contacts
Becky Yeamans
+ 1 973-410-5857
Rebecca.Yeamans@globalcrossing.com

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Tisha Kresler
+ 1 973-410-8666
Tisha.Kresler@globalcrossing.com

Kevin Burgoyne
Latin America
+ 1 305-808-5947
Kevin.Burgoyne@globalcrossing.com

Mish Desmidt
Europe
+44 (0) 7771-668438
Mish.Desmidt@globalcrossing.com

Analysts/Investors Contact
Ken Simril
+ 1 310-385-3838
investors@globalcrossing.com